[Letterhead of Morris, Nichols, Arsht & Tunnell]


                                December 1, 1998



Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022


                     Re:   The Dessauer Global Equity Fund
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Ladies and Gentlemen:

         We have acted as special Delaware counsel to The Dessauer Global Equity Fund, a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the issuance of Shares of beneficial interest therein. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated June 27, 1996 (the "Governing Instrument").

         In rendering this opinion, we have examined and relied upon copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on June 28, 1996 (the "Certificate"); the Governing Instrument; the By-laws of the Trust dated as of June 27, 1996 (the "By-laws"); certain resolutions of the Trustees of the Trust prepared for adoption at the meetings of the Board of Trustees held on May 23, 1997, September 3, 1997, January 21, 1998, May 11, 1998 and September 9, 1998 (such resolutions, together with the Governing Instrument and the By-laws, the "Governing Documents"); the Trust's Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A as filed with the Securities and Exchange Commission on June 11, 1996; the Registration


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Statement  under the  Securities  Act of 1933 on Form N-1A of the Trust as filed with the Securities and Exchange Commission on September 18, 1998 (the "Registration Statement"); and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.

         We have further assumed for the purpose of this opinion: (i) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced resolutions, instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument and all applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Shares; (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that the number of Shares issued in accordance with the terms of the Governing Instrument will not exceed 50,000,000; (v) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under Sections 11.04 or 11.05 of the Governing Instrument; (vi) that the Trust is, becomes, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); (vii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq. (the "Delaware Act"), and that the Trust has converted into an "open-end investment company" (as such term is defined in the 1940 Act) in accordance with Section 11.06 of the Governing Instrument; and (viii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering materials relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

         Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

         1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.

         2. The Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

         3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust.

         We understand that you wish to rely as to certain matters of Delaware law on the opinions expressed herein in connection with the delivery of your opinion to the Trust dated on or about the date hereof, and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied on by any other person or entity or for any purpose without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as part of a pre-effective amendment to the Registration Statement to be filed on or about the date hereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and certificates and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

                                        Sincerely,

                                        MORRIS, NICHOLS, ARSHT & TUNNELL

                                        /s/ Morris, Nichols, Arsht & Tunnell
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